Exhibit 10.1

Form of Executive Officer Bonus Plan – FY 2009

Assumptions:
Focus	Operating Income weighted 50%; Revenue weighted 50%; 67% of overall bonus opportunity
Payment	Quarterly
Opportunity	100% of Base Salary; 120% in case of Mr. Eberle
Quarterly Minimums	80% of revenue and operating income plan
Board Discretion	This bonus table is for guideline purposes only – actual amounts may vary
Executive	Rob Eberle and Pete Fortune

% Revenue	Operating Income
	Above 80%	Above 90%	100%	Above 100%	Above 110%	Above 120%
80%	20%	25%	35%	45%	55%	65%
85%	25%	30%	45%	55%	65%	75%
90%	30%	35%	55%	65%	75%	85%
95%	35%	45%	65%	75%	85%	90%
100%	40%	55%	75%	85%	90%	95%
105%	45%	65%	85%	90%	95%	100%
110%	50%	75%	90%	95%	100%	100%

  In addition to the above table, 33% of overall quarterly bonus opportunity will be earned based on achievement of key management objectives established at the beginning of the fiscal year.

  The Board may in its discretion award bonuses on a quarterly or annual basis based on operating performance, corporate events or other circumstances which in the Compensation Committee’s discretion is warranted.  Notwithstanding the foregoing, bonuses will under normal circumstances be paid within 90 days of the end of the quarter in which they are earned provided however that bonuses earned in the first or second quarters of the Company’s fiscal year will be paid no later than September 15th of the calendar year following the calendar year in which the bonuses were earned, and bonuses earned in the third and fourth quarters of the Company’s fiscal year will be paid no later than March 15th of the calendar year following the calendar year in which the bonuses were earned.